RITZERT & LEYTON
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Steven M. Gombos

703-934-9831 Direct
sgombos@ritzert-leyton.com

November 21, 2005

VIA FACSIMILE (518) 486-2254 AND OVERNIGHT-DELIVERY

Joseph P. Frey, Assistant Commissioner
The State Education Department
Office of Quality Assurance
Room 977, Education Building Annex
Albany, New York 12234

Re: Interboro Institute

Dear Mr. Frey:

As indicated in my November 3, 2005 letter, we have been conducting an independent investigation for the Audit Committee of the Board of Directors of EVCI Career Colleges Holding Corp. ("EVCI") regarding the matters referred to in the draft report ("Report") entitled "Interboro Institute, Admission Requirements Review" conducted by The New York State Education Department ("Department"). The Report was delivered to Interboro Institute's ("Interboro") President, Stephen H. Adolphus as an attachment to your October 7, 2005 letter. We requested and you agreed to an extension until November 18, 2005 for a response. Based upon developments in the investigation, including your delivery of a partial transcript of a tape recorded interview of the financial aid representative at Yonkers, we requested and you agreed to an extension until November 22, 2005 for the response.

INVESTIGATION

The investigation has been conducted without direction or interference from management. We reported to and received directions from the members of the Audit Committee, consisting entirely of independent directors of EVCI's Board of Directors. No restrictions or limitations were placed on the investigation by the Audit Committee.

This investigation relates to the allegations and findings in the Report. Specifically, we developed an investigation plan to assess the findings of the "undercover student operatives" as they relate to the admissions process at Interboro. Our goal was to determine if the activity referred to in the Report had occurred and, if so, why. The allegations raised concerns regarding testers at two locations and a financial aid representative at one location. In addition, because the allegations relate to the admissions process for prospective students or new enrollments, we developed a plan to assess whether the admissions department or representatives had engaged in any activity that caused such behavior. The final issue was to assess the "tone at the top" to determine whether there was a "culture of compliance" with regard to

management. As part of that assessment, the investigation sought to determine if management directed, encouraged, or ignored any improper conduct discovered.

After an evaluation of background information regarding the college and a review of the Report, the initial plan was to interview management representatives of Interboro on-site to obtain additional background information regarding the college.[1] We initially focused our analysis on the Yonkers and Flushing locations referred to in the Report. Our plan was to conduct all interviews, particularly those at Yonkers and Flushing, without notifying the individuals to be interviewed in advance – for purposes of eliminating or reducing the opportunity for employees to collaborate or prepare answers in advance.

We determined that starting with the testing departments in each location was necessary because two of the four sites were implicated by the allegations in the Report. The allegation in the Report relating to the operative at Yonkers involves financial aid, admissions, and testing departments. Accordingly, we decided to conduct interviews of financial aid and admissions representatives. The Report generally refers to the admissions process in the opening, referencing standards for admissions associates including "disciplinary action if quotas are not met." For that reason, we evaluated whether the admissions representatives and/or supervisory employees within that department had acted in a manner that might have caused the irregularities referred to in the Report. We conducted interviews and reviewed records at each of Interboro's locations over multiple visits to the college's sites and EVCI headquarters. In order to ensure our review was complete, the investigation included interviews of employees at all levels, including testers, admissions representatives, financial aid representatives, supervisors, and management personnel. We conducted follow-up interviews when necessary as a result of subsequently obtained information or analysis.

The investigation was limited to the allegations in the Report and supporting information provided by the Department as detailed herein. Therefore, this Report is limited to the allegations and information identified, with no inferences being made regarding information that might not have been provided by the Department in response to our requests.[2] We focused on the information provided and the results of our investigation interviews and document review.

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[1] As indicated in my prior letter, EVCI management presented the Department's draft reports to the Board of Directors upon receipt. The Audit Committee directed the initiation of a complete investigation. After being retained and developing a plan for the investigation, we began on-site interviews and document review on October 17, 2005.

[2] We elected not to make a positive or negative assumption regarding the likelihood that the Department has additional information related to the two operatives or others. For example, we have not assumed additional conversations were recorded that likely indicated college employees acted properly or improperly. Additionally, we also could not evaluate or satisfy ourselves as to the reliability of any taped recordings without listening to the tapes. We also performed limited analysis as to the veracity and credibility of the affidavits. Instead, we utilized such information in developing interviews and analysis prior to and during the investigation.

We conducted over 115 interviews, including follow up interviews from October 17, 2005 to November 19, 2005. This letter summarizes facts obtained from the investigation related to our findings.[3]

ADDITIONAL INFORMATION PROVIDED BY DEPARTMENT

We requested any additional information that the Department had regarding the Report in my November 3, 2005 letter. By letter dated November 4, 2005, you provided us with affidavits of the operatives regarding allegations pertinent to the Report. My understanding is that the affidavits are, but for redacting to protect the names of the Department's operatives, otherwise complete. For reference, we refer to the operative that posed as a student at Yonkers as Richard Brown ("Brown") because that was his "undercover" name. The operative at Flushing is referred to as Jennifer Mendez ("Mendez"), which is the name the operative provided at that location.

Five affidavits were signed by Brown. He signed four affidavits dated August 16, 2005 and one dated September 30, 2005. Brown's August 16, 2005 affidavits refer to or describe his interactions at the Flushing site on July 22, 2005, July 25, 2005, July 26, 2005, and July 27, 2005. The September 30, 2005 affidavit refers to an interaction between Brown and his superior related to his test results on July 25 and 27, 2005. With regard to the operative's interaction at Flushing, we received six affidavits. Five affidavits dated September 14, 2005 and one dated October 19, 2005. The September 14, 2005 affidavits describe her interaction at the Flushing site on July 20 and 21, 2005 and August 1, 24, and 31, 2005. The October 19, 2005 affidavit refers to her August 8, 2005 interaction at the college. You have not provided us with any notes or other records that might exist relating to the operatives' affidavits or interaction at the college.

On November 10, 2005, you indicated that you had a transcript confirming a discussion on July 22, 2005 between the operative and the financial aid representative at Yonkers (Harry Desai). You forwarded the transcript to me by email on November 10, 2005. We verified that the financial aid representative was on vacation out of the country during that week. He returned on November 18, 2005 and we conducted a second interview of him on November 19, 2005 at the Main Campus location of the college.

As discussed and indicated in my prior letter, all information obtained by your office is critical to our evaluation. We requested any additional information that might exist to ensure that our analysis is complete and accurate. Such information would be relevant to our evaluation of whether any irregularity or conduct occurred and whether it is pervasive or isolated. As discussed herein, to the extent we have not obtained an

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[3] As reflected herein, we have not summarized the interviews of all employees. Rather, we address the allegations in the Report and responsive facts. General conclusions are stated based upon our assessment of all of the information obtained in our investigation. We remain willing to participate in a meeting to discuss our findings in greater detail and to answer relevant questions the Department may have regarding the investigation.

admission of improper conduct as to some of the allegations reported by the operatives, any additional information might have been useful.

Most importantly, the request for information was intended to ensure we identified all employees or staff that any Department operative interacted with at any college site. We also sought to confirm all dates and times that staff members were at Interboro locations. Of course, copies of all documents related to or referenced in the Report might provide pertinent information. Additionally, we requested information that your office has regarding other staff members or operatives that might have posed as prospective students and their findings. In the event other Department staff members posing as students verified that Interboro representatives involved in the admissions process acted in accordance with applicable regulations, such information could obviously be pertinent to our analysis. Finally, we also were interested in whether any students, employees, or former employees have provided information to support the type of allegations raised in the Report.

FINDINGS

We reviewed the testing policy in place during the time frame within which the Department operatives appeared at the college. The general testing policy required the initial grading of exams by one tester. The tests were then graded by a second tester. If there was an inconsistency, the testers conferred to review the results. In the event the two testers could not resolve the conflict, a third grader reviewed the test or they discussed it with a superior. We also verified the instructions provided to prospective students who sat for examinations. Without detailing those instructions in full in this letter, the most relevant part of the instructions was that students were instructed to mark an "X" through an answer if, after darkening a bubble, they decided another answer was correct.

Allegations Related to CPAt Testing at Yonkers

In his affidavit, Brown indicated that he made one change to the July 25, 2005 CPAt form B exam in the second section, Reading Skills ("Reading" or "Reading section"). Specifically, Brown stated that he made one correction by making an "X" over one darkened bubble. The Report acknowledges that he intentionally failed that test and that the college notified him that he had failed. We are unable to find any evidence to support the allegations in the affidavit regarding the July 25, 2005 exam.

As to the July 27, 2005 examination, Brown stated that he made no corrections with an "X." Nonetheless, he observed that there were four corrections on the test answer sheet after the Department had secured a copy of the answer sheet. Our review indicates that the change made in the Reading section was of no consequence to his passing. The three changes made to the Numerical Skills ("Numerical" or "Numerical section") portion of the test did take his score from failing to passing.

We reviewed Yonkers Campus test center rosters to ascertain the identity of the employee(s) who proctored and who graded the Brown tests. Our investigation identified Marleny Almanzar as the tester who graded the CPAt form C administered to Brown on July 27, 2005.

Marleny Almanzar was first interviewed on October 18, 2005. After we identified the purpose for our inquiry and confirmed that a state operative had intentionally failed a CPAt exam making no changes with an "X" at Yonkers on a day when she had worked, she readily admitted changing answers on tests. When we showed her the Brown exam, she indicated that she had made changes so that he passed the exam. Ms. Almanzar stated that she changed the answers because she felt sorry for Brown, whom she had noticed had nearly passed the exam and had one prior failing test. She candidly admitted changing test scores for up to six other applicants whose names she could not remember. She stated that she took this action without direction from any source and entirely on her own accord. Ms. Almanzar denied that pressure from any department, employee, or third party caused her to change any test. She specifically denied receiving any pressure from anyone in the admissions, financial aid, or testing departments or any management employee to make improper changes to pass a student. In addition, Ms. Almanzar confirmed that she knew it was improper to change the scores. She also confirmed that no one at the college was aware of her actions. She also stated that she did not receive any financial benefit or payment from anyone including any student for making any improper change. Ms. Almanzar also did not believe that any other tester at Yonkers had engaged in such behavior. She was not aware of nor had she ever heard that CPAt tests were altered so that students would pass at the college.

Because she readily admitted her actions during the interview and based upon her demeanor, we concluded that her story was credible. She stated that she would not be able to identify the other six exams that she had changed, explaining that the fact that we were able to identify the Brown exam allowed for her identification. She could not recall the names of any of the six students for whom she had changed the CPAt exam.

Ms. Almanzar was also interviewed twice on November 17, 2005. Once immediately proceeding her dismissal as an Interboro employee and once immediately thereafter. Although visibly shaken by the consequences of her termination, she did not implicate any other employees in wrongdoing and maintained that she changed the test because she felt sorry for the applicants involved. She is fearful that her action may preclude her from obtaining financial aid and remains concerned about the possibility of being arrested and the attendant embarrassment.[4] During the interview prior to her termination, we reviewed some seventy-seven (77) CPAt exams she had graded of students that had passed so as to qualify them for enrollment for the Fall 2005

[4] Ms. Almanzar was a part-time employee at Interboro and is currently attending another educational institution.

semester. Despite her careful scrutiny of these exams, she was unable to identify any single exam as one that she had altered. Our review confirmed, however, that Ms. Almanzar also graded seventy (70) exams that received failing scores in at least one (1) section .

We also interviewed the other testers at Yonkers, Jayme Downes and Veronica Kuffour. They denied making any improper changes to any CPAt test, including any to cause a student to go from failing to passing. Ms. Kuffour was on maternity leave during the July dates when Brown had appeared at Yonkers. Both testers denied any knowledge regarding the falsification of CPAt exams. In fact, each of them questioned why any tester would falsify a test because there was no incentive to do so. They acknowledged an understanding of the consequences of such behavior, recognizing that students who did not have a high school diploma or GED that failed the test would be ineligible. Additionally, they recognized that such behavior would result in termination and potential legal action. Ms. Kuffour indicated that there were occasions when a student had asked her to change a test so that he or she would pass, but she denied ever doing that at the college. Each of them denied that any employee at the college had ever asked them to change a test, specifically including any admissions representative or management employee. They also denied that they were under any pressure to change any test score.

Allegations Related to CPAt Tests at Flushing

The Report only contained findings relating to CPAt testing at the Flushing location.[5] We verified that the testing department at the Flushing location has four (4) on-site employees. Sheldon Toussaint is the Testing Coordinator and Marisol Zacarias, Marion Lee, and Andrew Blyden are proctors/testers at the Flushing location.[6] It appears that all four of the members of the Flushing testing department proctor and grade tests.

Mr. Toussaint is the supervisor of the department and he reports to the Director of Testing. Mr. Toussaint and Ms. Zacarias were interviewed on October 19, 2005. Mr. Blyden and Ms. Lee were interviewed on October 25, 2005. We verified that Mr. Toussaint, Ms. Zacarias, and Ms. Lee each had written on the August 31, 2005 exam. Mr. Toussaint graded that exam first and therefore had the greatest opportunity to alter that test. Of course, we also have not eliminated the possibility that another employee made the changes before Mr. Toussaint graded it. He verified his handwriting and

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[5] Contrary to the allegations related to the Yonkers location, the Report included no adverse findings related to the admissions or financial aid departments at Flushing. Nonetheless, we interviewed virtually every employee who had worked in the admissions and financial aid departments at Flushing during the requisite period given the allegations in the Report and because none of the testers admitted to improperly changing any tests.

[6] Mr. Blyden is a part-time evening tester and our review of the Mendez tests did not implicate him in the allegations. In his interview, Mr. Blyden denied that he falsified any tests, and he was not aware of anyone else doing so.

conceded that after he graded the test it was unlikely anyone could have altered it because there was no indication that the second test grader, Ms. Zacharias, had disagreed with his calculations, which were not altered. Mr. Toussaint maintained his denial in the face of questioning. He conceded it was improper to alter a test and acknowledged that he understood he would lose his job if he had done so. Mr. Toussaint indicated that he was not under any pressure to falsify tests to pass students and voluntarily questioned why any tester would do so.

None of the other testers at Flushing admitted to altering any test results or falsifying test results despite direct and pointed questioning. For purposes of our investigation, we accepted the accuracy of the allegations that test scores were changed at Flushing, but we were not able to evoke a confession or otherwise discern information about who may have so acted.

We reviewed test booklets at Flushing and found that some of them had pencil marks in the booklets, suggesting that prior prospective students that used the booklets likely had marked them up during an exam.[7] The Report alleges that "the proctor left the room and on several occasions stayed gone for over ten (10) minutes" during the July 21, 2005 test. That allegation suggests that the proctor was out of the room for nearly half of the actual examination time. None of the testers admitted to any such conduct. Mr. Toussaint indicated that he found it difficult to believe that any member of his staff would leave for that amount of time. The testers denied the allegation that students were allowed to answer questions after the time allowed for the test.[8] The other allegation in the Report regarding Flushing was that a proctor read a novel during an examination. We received differing information on this issue. Some testers stated that they did not read during the examination because they were supposed to monitor the students. Others admitted to reading on limited occasions but indicated that they were able to monitor students sufficiently even while reading.

With regard to the August 8, 2005 exam, we noted that the Report states that the operative Mendez had intentionally failed that test but had been told that she passed. The operative also confirms that she was later called and told that she had been given the form B of the CPAt instead of the form C and that she would have to re-take the exam to qualify for admission. The exam results were voided as verified by the college's records. We verified that Ms. Zacarias had completed an irregularity report confirming that determination. That behavior raises questions as to whether she would have altered a subsequent test.

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[7] This finding was consistent at all locations based upon our review of test booklets used during the Fall enrollment period. Testers at all locations stated that students were not to write in booklets and that they tried to erase any markings periodically.

[8] The allegations in the Report related to "tricks about eliminating the wrong answer choices" have not been verified. We have verified that the college will provide tutoring to prospective students, which includes test taking strategies and remedial assistance in identified problem areas.

Ms. Mendez took the form C exam on August 24, 2005, with the intention of failing it. Afterward, she was told that she had failed the test, confirming that the testers acted appropriately. Ms. Zacarias graded the examination first and Ms. Lee was the second grader. The fact that those two testers failed the operative on August 24, 2005 and neither was the first grader of the August 31, 2005 test is suggestive but not necessarily dispositive.

Main Campus and Washington Heights

We interviewed all of the testers at Main Campus and Washington Heights that continued to be employed at the college as of our investigation. None of the testers admitted to improperly altering tests. Each of them understood that changing a score to pass a student that had in fact failed was improper and wrong. The testers had knowledge regarding testing procedures and instructions given to students regarding the completion of examinations. In most instances, in response to questions regarding falsification of tests, testers voluntarily stated that they had no motive to do so – financial or otherwise. The testers denied that they were offered incentives to falsify tests by anyone including third parties. As a general matter, the testers indicated that they were not under pressure to pass students or to increase the pass rate.

Our general assessment of the testers was that they were fairly dispassionate or ambivalent about whether students passed the tests. The testers could be described as matter of fact. When challenged during interviews, most were indignant as to the suggestion that they or others in the testing department had intentionally changed tests.

Testing Department Procedures and Evaluation of Results

The CPAt Ability to Benefit tests are manually scored and verified by the testing department. After the results are verified they are entered into the Campus 2000 system. In addition to the testing department, admissions, financial aid, and the registrar are instructed to check that scores are entered into the system before any of these departments can process a prospective student for enrollment. Because a student may not be registered or receive financial aid without having a passing CPAt score in the Campus 2000 system, test results must be entered into the system almost immediately after the test is scored. From the testing data stored in the Campus 2000 system, we generated a report that displayed all of the tests that had scores within a range that was three (3) points above or (three) 3 points below the passing scaled score of each of the CPAt 's three (3) sections: Language Usage Skills ("Language"), Reading Skills ("Reading"), and Numerical Skills ("Numerical"). This report covered the registration periods for the Spring 2005, Summer 2005, and Fall 2005 semesters.

The testing department is composed of Rabbi Schlomo Cohen, Director of Testing, four (4) testing coordinators — one overseeing each campus — and fourteen (14) testers, predominately part-time employees. The testing department ultimately reports to Michael O'Brien, Executive Vice President of Operations at Interboro.

Our interviews and review of college records confirms that approximately 45% of the tests given result in failures. We considered that failure rate in the context of evaluating any trends or practices.

As part of our investigation, the team reviewed 1,356 tests within a threshold of three (3) points above and below passing. We chose that range because they were marginal passes and three changes were identified by the Department operatives. That number is just below 13% of the total tests administered from October 11, 2004 through the time testing had been suspended in accordance with the Department's proposed directive. The team determined to review a larger sample of tests at Yonkers and Flushing because of the findings in the Report as to those locations. However, we also reviewed a substantial sample of tests at Washington Heights and Main Campus.

We found no pattern or trend to suggest that test results were being manipulated consistent with the allegations in the Report. Changes to the test answers occurred in an overwhelming majority of the tests inspected. For example, in the case of the Yonkers Campus, 145 of the 155 tests inspected contained at least one changed answer. We found no evidence that anyone other than the person taking the test changed answers and we did not uncover any evidence of economic incentives offered to change test scores. In addition, none of the tests inspected contained evidence that bubbles or corrections were made by different people or with different writing instruments, use of white-out, or varied handwriting. We also failed to observe any variation in style of the corrections made on a single test.

Furthermore, there was no meaningful pattern to changed answers. We did find that the least number of changes occurred in the Numerical section which also contained the fewest number of questions and was the last section of the test administered. No pattern was observed with respect to changes between the form B and form C versions of the CPAt.

Allegations Related to Financial Aid Representative at Yonkers

Prior to receiving the affidavits and partial transcript, we verified that Harry Desai was the only financial aid representative working on July 22, 2005, when the operative reported the discussion. Mr. Desai was interviewed on two separate occasions: October 19, 2005 and November 19, 2005. During the first interview, reference was made to the allegations contained in the Report. Specifically, we asked Mr. Desai whether he would admit that he had instructed students to misrepresent off the book income to qualify for financial aid by stating an undercover operative had indicated he had done so. Mr. Desai repeatedly and vehemently denied that he ever had done so. He suggested that others in the organization might have done it but provided no specifics despite being pressed to do so. We also asked him whether he could recall discussing this subject with any prospective student in a way that might have been misinterpreted. He denied that possibility.

In a second interview with Mr. Desai on November 19, 2005, after we received the partial transcript, Mr. Desai affirmed his denial. At that point, he was provided a copy of the transcript to review. After reviewing the transcript of the July 22, 2005 discussion, Mr. Desai continued to adamantly deny the allegations and also stated that he would not rely upon a written transcript of a tape that he had heard. Mr. Desai suggested that a tape recording could be altered to make it sound as if he had done something improper.

During his interview and review of his financial aid files, Mr. Desai admitted completing portions of the FAFSA form for applicants. Specifically, he indicated that he wrote answers to questions pertaining to the applicant's income or to the income of the applicant's parents. Mr. Desai explained that the students were not familiar with the FAFSA and his practice of completing certain portions on their behalf was a measure to save time and reduce inaccuracy. The answers written by Mr. Desai often were in different colored ink. This fact suggests that he was not attempting to hide the fact that he had assisted the students. Mr. Desai stated that students would use white-out located on his desk to correct erroneous information in order to enter accurate data in its place. He said he was not aware until recently that this procedure was unacceptable. As part of the November 19 interview, Mr. Desai was presented with copies of notarized income affidavits contained in financial aid files assigned to him. Mr. Desai was questioned about similarities in writing style and verbiage in all of the affidavits. He admitted that he provided general instructions to students such as to how to structure or organize a letter. He denied writing the statements for prospective students or instructing them to report inaccurate information so as to qualify for financial aid.

We reviewed 126 files completed by Mr. Desai and of those files, about eleven (11) contained notarized statements of income. As to those files, we found no pattern, such as repeated numbers or other specific indicia, to indicate that the amounts were falsified. Additionally, many of those files had some supporting documentation such as an income tax transcript (Form 1722) from the IRS. We also confirmed that many of Mr. Desai's files included supporting information such as tax records. Our review of Mr. Desai's financial aid files also included income tax records where they were required. We found no pattern such as the use of the same tax preparer for multiple students to suggest a scheme.

While he continues to deny the allegations, Mr. Desai's credibility is seriously challenged by the detail found in the partial transcript which we have accepted as accurate for purposes of this investigation. We also found that his demeanor and description of his work raise serious questions as to his reliability. He described or admitted actions that certainly are not "best practices." Completing sections of the FAFSA for the student based upon information provided (usually lines 35-40 and 42) for ease of process conflicts with the instructions on the FAFSA, which might have required identification of himself as the preparer. Mr. Desai denied that he was a preparer,

stating that he did not believe he occupied such a position because he was not a third party who was compensated for such services.

As part of our investigation, we conducted extensive interviews of financial aid representatives at all sites. The Interboro financial aid department is separated into two (2) groups at the Main Campus: continuing financial aid and freshman financial aid. Minerva Vasquez is the Associate Vice President of Financial Aid Programs and has responsibility for the financial aid department for the three other campuses. Alex Ormeno is the Director of Financial Aid, Freshman Class, at the Main Campus. Ms. Vasquez and Mr. Ormeno report directly to President Stephen Adolphus. Ms. Vasquez is assisted by Albina Svititskaya, Director of Financial Aid and along with Mr. Ormeno, supervises eighteen (18) financial aid counselors.

In addition to the review of Mr. Desai's files, we reviewed 476 Institutional Student Information Records (ISIRs), selected from the 5,240 student files identified in the Fiscal Operations Report and Application to Participate (FISAP). The ISIRs related to students with income of $5,000 or less. Of the ISIRs examined, forty-two (42) financial aid files with "round number" income were identified and inspected.

Based on the files inspected, we found no evidence of improprieties. The information contained in the files was consistent with the information reported on the students' FAFSAs, with one exception, in which a student's 2004 tax return was not located in the file.

Admissions and Financial Aid Representatives

The investigation considered whether admissions representatives had caused the allegations referred to in the Report. We interviewed virtually every admissions and financial aid representative to determine if either department pressured testing and/or whether admissions caused the type of allegations in the Report related to Mr. Desai.

We verified that Jorge Lopez was the only admission representative at Yonkers during the relevant time frame. The operative's August 16, 2005 affidavit, ¶ 7, generally states that he told Mr. Lopez what he had been told by Harry Desai. It does not specify exactly what the operative said, namely that he was told to misrepresent his off the book income. Mr. Lopez stated that he did not recall such a discussion. He confirmed that students would typically come back to him at some point and provide him with a "pink sheet." This "pink sheet" comprised a list of those financial aid documents necessary for the student to supply to the school. Significantly, Mr. Lopez stated that if a student told him that a financial aid representative had asked the student to lie or provide a false notarized statement, he would have notified the Vice President of Admissions. If no

actions were taken by that individual, he would have contacted the Executive Vice President of Admissions and then Interboro's CEO.[9]

Our investigation of the admissions representatives and the admissions practices at Interboro confirm that the admissions department receives considerable management focus. For example, there are regular admissions committee meetings every Tuesday at the Main Campus location. Interboro's CEO, its President, and the heads of most departments regularly attend the meetings. Additionally, the compliance officer and general counsel also attend those meetings on some occasions. While goals are discussed at the meetings, many interviewees indicated that compliance with policy and procedures was also discussed on a regular basis. We also note that, of all the departments we interviewed at Interboro (admissions, testing, and financial aid), the admissions department reports more emphasis on performance than other departments. We do not conclude, however, that the emphasis to perform, including the performance goals contained in the union contract, manifested itself in a culture of non-compliance. In fact, we found only one instance in which an admissions representative was terminated for poor performance and we concluded that situation resulted from performance issues broader than the mere number of enrollments attained. It also appears that many admissions representatives did not attain their enrollment goals for the Fall 2005 period. We are not aware of any resulting disciplinary actions taken on that basis. Furthermore, it was reported by testers and admissions representatives that instances occurred in which an admission representative contacted the testing department in order to determine if a late arriving student could gain admission to a test that was scheduled to have begun. However, the overwhelming evidence confirmed that students were not being admitted after tests had actually begun.

None of the interviews we conducted with the financial aid staff suggested that members of that staff processed students improperly or falsely due to pressure from the admissions department. If mistakes occur, they appear to be unintended and we certainly did not identify a pattern or practice of falsification. Given our awareness of the potential for abuse resident in the financial aid office in institutions and the allegations related to Mr. Desai, we focused on whether pressure from admissions resulted in financial aid improprieties. We found no evidence to support such a conclusion.

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[9] That affidavit describes communications from Jorge Lopez which appear proper for an admissions representative. With regard to the allegations in the Report regarding the possibility or ability to complete the associate degree program in 16 months, it appears that such a representation is technically accurate. Moreover, the operative's August 18, 2005 affidavit confirms that Mr. Lopez appears to have provided more of an approximation. Unless requested to provide additional information related to that allegation, we found no justification for further investigation.

Management and Supervisory Interviews

Significant time was spent interviewing EVCI management and senior Interboro executives. We interviewed the compliance officer two times to assess whether any of the actions detailed in the Report had been identified and ignored by the college. We also interviewed the compliance auditor, who assists the compliance officer. Neither of them was aware of any report or communication that raised issues similar to those regarding intentional manipulation of tests as detailed in the Report. In fact, the compliance officer stated to the investigators that she had not identified any problems relating to admissions. The compliance officer and the executives in admissions confirmed that compliance training was provided to admissions representatives.

Our assessment based upon the interviews of the entire management team of EVCI and Interboro is that there is a strong desire to create an atmosphere where compliance is a priority. At weekly meetings, management employees described inquiries regarding compliance. Their descriptions were corroborated by employees that attended such meetings. Many employees specifically voiced belief in the honesty of management such as the CEO. Comments such as "he is a good man" that would not tolerate fraud of any kind were readily volunteered when we inquired about management.

Indeed, we have been informed generally that the college is working on its Sarbanes-Oxley compliance procedures with an outside consultant. In that regard, management employees indicated that they felt it had to be improved and that they were committed to achieve that result. The candid response in this regard was consistent with our credibility assessment of the management team. Moreover, in our opinion, the actions referred to in the Report are not the type of violations that resulted from internal failures. For example, the rogue actions admitted by the tester at Yonkers were the result of personal factors that are difficult to prevent and certainly no organization can guarantee such actions will not occur, despite efforts toward compliance.

Analysis of Email

The investigative team identified employees relevant to the allegations contained in the Report. Our investigation sought to determine if there was reference in email to the types of violations referred to in the Report. We targeted email communications and documents attached to such communications maintained by Interboro employees as the most corrobative method to assess the allegations in the Report.

We received real-time access to Interboro employee email accounts maintained under the Microsoft Outlook ("Outlook") program. Dan Capossela, Interboro's Information Systems Manager, coordinated with the team to provide access to Interboro's Intranet. The team accessed Interboro's Microsoft Exchange Server via a Web browser interface, logged onto individual employee email accounts using each

employee's individual login name and an administrative password, and reviewed all email documents and associated attachments. Individual team members reviewed email communications contained in each employee's Outlook program and each Outlook folder was reviewed thoroughly, including: Inbox (and any subfolders), Deleted Items, Drafts, and Sent Items. We decided to review and analyze the emails of department heads and testers related to the allegations in the Report. We also decided to review the email of the senior management team.

Any emails conceivably relevant to those issues cited in the Report were printed out for further review and assessment. The team placed particular emphasis upon the time frame described in the Report and therefore focused upon those documents dated June 2005 through November 2005. However, the team reviewed emails and documents predating June 2005 if and when present.

Upon complete review, the emails revealed no evidence or suggestion that the issues highlighted in the Report were related to a concerted effort, scheme, or artifice to defraud. There was no evidence that any members of the Interboro or EVCI management teams directed, encouraged, or ignored the allegedly improper activities. The emails contained no evidence to suggest that other members of the compliance, financial aid, or testing departments had any awareness of the behavior that led to the allegedly improper actions of individual employees. Indeed, the emails surveyed suggest that such behavior was not directed by the college or either school or corporate management. Further, none of the evidence deduced as a result of the email survey suggests that any Interboro employees colluded or acted in concert to carry out the allegedly improper activities. A complete review of the contents of the emails provides further credence to the conclusion that activities detailed in the Report letter are the actions of rogue employees acting for personal or other reasons outside the normal processes and procedures utilized by Interboro in the ordinary course of business.

Indeed, the review revealed that Interboro staff and management maintain a commitment to compliance with all applicable regulations governing the proprietary school industry at both the state and federal levels. This included prompt notice of any potential problems and swift action to correct any such issues, the promulgation and development of policies and procedures for each department, and diligence in carrying out daily business activities in a manner designed to comply with all applicable regulations. Interboro also worked with independent auditors and third-party contractors to ensure that its policies, procedures, and activities remained fully compliant with applicable state and federal regulations in the educational field. Email correspondence further detailed an interest in cooperative dealings with state officials and the United States Department of Education.

CONCLUSIONS

Based upon our investigation and the findings reported above, we conclude as follows:

First, violations occurred with respect to testing as reflected in the Report at Yonkers. That violation appears limited to isolated events based upon the admission of the tester at Yonkers. None of the Flushing testers that might have altered the answer sheet admitted to doing so. Absent further information or access to the Department's information, we are not in a position to reject or dispute the allegations or to determine which tester actually engaged in such activity. The actions appear limited and we have no basis to conclude that such a problem was pervasive.

Second, it appears that the financial aid representative at Yonkers participated in an improper or inappropriate discussion with what he believed to be was a prospective student. The partial transcript of the recorded discussion reflects inappropriate communications from or handling of an interview by a financial aid representative. No report was made of any such activity at any other locations and it appears that the activity was an isolated event and that it is not a pervasive problem. A complete review of the financial representative's files suggested that he might "cut corners" to save time, but largely reflected that he obtained necessary information to document income or related issues.

Third, we found no evidence to suggest that any of the allegations in the Report were caused by the admissions department, including any pressure to make goals openly reflected in the union agreement. While the leads and enrollments for admissions staff are followed, there is only one instance in which an admissions representative was terminated related to a failure to make goals, and some persons in the college believe that the decision to terminate involved other factors.

Finally, we concluded that there is no basis to conclude that executive management was aware that violations of the type in the Report had occurred at the college. We do not believe there is evidence that EVCI management directed, encouraged, or ignored any conduct as alleged in the Report.

RECOMMENDATIONS

Our understanding is that the college has agreed to cease the administration of any Ability to Benefit examinations. The elimination of the testing department was adopted without unnecessary delay. From a compliance perspective, we concur that additional training should be provided to reinforce procedures related to admissions and financial aid practices. The Audit Committee has indicated a willingness to confer with us regarding the evaluation and implementation of appropriate remedial measures.

We request an opportunity to meet with the Department to review this report and to answer any questions. The Audit Committee has authorized our firm to any input the Department might have related to this report so that ~~we can~~ present it for further consideration and potential forward action.

Very truly yours,

Steven M. Gombos
Counsel to the EVCI Audit Committee